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                                                                     Exhibit 5.1

                                 February 11, 2003


Alestra, S. de R.L. de C.V.
Avenida Lazaro Cardenas, No. 2324, Piso 9
Col. Residencial San Agustin
San Pedro Garza Garcia, N.L. 66260, Mexico

     Re: Alestra's exchange offer for its outstanding 12 1/8% Senior Notes due 2006 and 12 5/8% Senior Notes due 2009

Ladies and Gentlemen:

     We are acting as your special counsel in connection with the filing by Alestra, S. de R.L. de C.V. (the "Company") of a registration statement on Form F-4, as amended by Amendment No. 3 thereto, (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering the issuance of up to US$270,000,000 aggregate principal amount of Senior Step-Up Notes due 2008 (the "New 2008 Notes") and up to US$300,000,000 aggregate principal amount of Senior Step-Up Notes due 2011 (together with the New 2008 Notes, the "New Notes") under the Securities Act of 1933, as amended.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933.

     The relevant New Notes are to be issued in exchange for the Company's outstanding 12 1/8% Senior Notes due 2006 (the "2006 Notes") and 12 5/8% Senior Notes due 2009 (together with the 2006 Notes, the "Existing Notes").

     The New Notes are to be issued pursuant to the terms of two indentures to be entered into between the Company and The Bank of New York, as trustee (collectively, the "Indentures"). The Indentures are filed as exhibits 4.5 and
4.6 to the Registration Statement. The Indentures are to be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indentures.

     In rendering the opinions expressed below, we have examined the Registration Statement, the form of the Indentures filed as Exhibits 4.5 and 4.6 to the Registration Statement, and the form of the New Notes included in the Indentures. We also have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. As to various questions of fact material to such opinions, we have, when relevant facts were

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not independently established, relied upon certifications by officers of the
Company and public officials and representations and warranties made in or pursuant to the Indentures by the parties thereto as to matters of fact.

     In rendering the opinions expressed below, we have assumed, without independent verification, that:

     (a) the signatures of persons signing all documents in connection with which this opinion is rendered are genuine and authorized;

     (b) all documents submitted to us as originals or duplicate originals are authentic;

     (c) all documents submitted to us as copies, whether certified or not, conform to original documents and such originals are authentic;

     (d) all parties to the documents reviewed by us are duly organized and validly existing and have full power and authority to execute, deliver and perform their obligations under such documents, that all such documents have been duly authorized by all necessary action on the part of the parties thereto, and that such documents have been duly executed and delivered by such parties (other than the Company); and

     (e) any documents referred to herein and executed by the Company have been duly authorized, executed and delivered pursuant to Mexican law.

     Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

     When (i) the Registration Statement has been declared effective, (ii) the interest rate, maturity, redemption and other terms of the New Notes as well, as the terms pursuant to which the New Notes are to be exchanged and other matters related to the issuance and sale of the New Notes, have been approved by all necessary corporate or other action on the part of the Company, (iii) the Indentures have been duly qualified under the Trust Indenture Act, (iv) the Indentures have been executed and delivered by the Company, and (v) the New Notes have been duly executed by the Company and authenticated in accordance with the provisions of the Indentures and issued and delivered against exchange of the Existing Notes in accordance with the terms set forth in the prospectus included as part of the Registration Statement, the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as: (a) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors' rights generally; (b) the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (x) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (y) concepts of materiality, reasonableness, good faith and fair dealing and (z) possible judicial action giving effect to foreign governmental actions or foreign laws.

     We express no opinion herein as to (a) whether a Federal or state court outside the state of New York would give effect to the choice of New York law in the New Notes; (b) as to whether the federal courts of the United States could exercise jurisdiction over any action brought against the Company by any party not a "citizen" of any state for purposes of 28 U.S.C. ss. 1332; or (c) as to the enforceability of any section of the Indentures to the extent such provision provides indemnity in respect to any loss sustained as the result of the conversion of a judgment or order rendered by a court or tribunal of any particular jurisdiction and expressed in a currency other than United States dollars. The enforceability of provisions of the Indentures to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the captions "Material United States Federal Income Tax Considerations" and "Legal Matters" in the prospectus that is included in the Registration Statement.

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     We express no opinion herein other than as to matters of New York law and the federal laws of the United States of America. To the extent that the laws of Mexico may be relevant to the opinion expressed herein, we have, with your permission, and without having made any independent investigation with respect thereto, assumed the correctness of the opinions of Sanchez-Mejorada, Velasco y Valencia, S.C. as to all matters of Mexican law, which opinion has been delivered to you on the date hereof for filing with the Commission as Exhibit
5.2 to the Registration Statement.

                                   Very truly yours,


                                   /s/ Milbank, Tweed, Hadley & McCloy LLP


MAM/GSG

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